Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 9, 2008	For immediate release

For more information contact: Richard White, Chairman or Steve Marsh, President and CEO at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2008, of $873,561 or $0.19 per share, compared to $857,883 or $0.20 per share for the second quarter ended June 30, 2007. Earnings of $1,090,609 for the full six month period of 2008 compare to $1,533,139 for the same period in 2007.

In commenting on the Company’s growth and earnings performance, President and CEO Stephen Marsh said that first half earnings were significantly affected by on going merger related expenses, including interest costs, non cash write downs in the core deposit intangibles, as well as the termination of various contracts and service agreements that had been in place at LyndonBank. The two companies merged as of the close of business on December 31, 2007.

Total assets at the end of the quarter were $482,212,025 compared to $502,031,618 at year end and $334,305,933 at the end of the quarter a year ago. The current numbers reflect the integration of all of LyndonBank’s assets and liabilities, adjusted to fair market value as of December 31, 2007.

The Board of Directors has declared a cash dividend of $0.17 per share, payable August 1, 2008 to shareholders of record as of July 15th.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.